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                                                                   EXHIBIT 10(h)

[PEOPLES ENERGY LETTERHEAD]

                                  May 22, 2002

Thomas A. Nardi
Senior Vice President, Chief
 Financial Officer and Treasurer
Peoples Energy Corporation
130 E. Randolph Drive
Chicago, IL 60601

Dear Tom:

      As you are aware, certain terms and conditions of the employment letter agreement between Peoples Energy Services Corporation ("PESCO") and you, dated October 9, 2000 (the "2000 Agreement") are no longer apposite to your situation and other matters require restatement or clarification.

      Set forth below are provisions that I believe should replace the terms in the 2000 Agreement. Your acceptance of this letter will constitute a new agreement (this "Agreement") that supercedes the 2000 Agreement.

      1.    Accelerated Paid Time Off Benefits

      You are eligible for 31 days of paid time off ("PTO") under the Peoples Energy Corporation Paid Time Off Plan. You will be eligible for additional PTO days when you have accrued five years of actual employment service.

      2.    Pension Benefit

      In the event you are terminated other than for Cause (as defined in the Confidentiality and Severance Agreement between PEC and you, effective May 22, 2002 (the C&S Agreement")) and your termination occurs prior to the date of a Change of Control, as defined in the C&S Agreement, your pension benefit will be enhanced generally in the same manner as described in the second, third and fourth sentences of paragraph 3a of the C&S Agreement. It is understood and agreed that in the event you are terminated on or after the date of a Change of Control, as defined in the C&S Agreement, you shall not be entitled to any enhanced pension benefit under the terms of this Agreement, and any entitlement you may



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Thomas A. Nardi
May 22, 2002
Page 2

      have to severance benefits shall be pursuant to the C&S Agreement. For purposes of clarification, the determination of your enhanced pension benefit is described in Attachment A, hereto and by reference made a part of this Agreement.

      3.    Confidential Information.

                  a. Executive understands and acknowledges that, by virtue of his position with the Company, he will have access to confidential information belonging to the Company, the disclosure or use of which may damage the Company. "Confidential Information" includes, but is not limited to, information regarding the Company's hydrocarbon interests and prospects, computer programs; unpatented inventions, discoveries or improvements; marketing, manufacturing, or organizational research and development, or business plans; sales forecasts; personnel information, including the identity of other employees of the Company, their responsibilities, competence, abilities, and compensation; pricing and financial information; current and prospective customer lists and information on customers or their employees; information concerning planned or pending acquisitions or divestitures; and information concerning purchases of major equipment or property. "Confidential Information" does not include information which is in or hereafter enters the public domain through no fault of Executive, is obtained by Executive from a third party having the legal right to use and disclose the same, or was in the possession of Executive before the date of his employment with the Company. Executive agrees that all Confidential Information is and shall remain the sole property of the Company, and he agrees to maintain the confidential information in strict confidence at all times during and after his employment. During the term of his employment, Executive agrees not to use any Confidential Information except in furtherance of his duties for the Company, nor to disclose any Confidential Information except to officers or other employees of the Company when it is necessary, in the course of business, to do so. Upon termination of employment with the Company, Executive shall not use the Confidential Information for any reason or disclose it to any person.

                  b. This Paragraph 3 shall not prevent Executive from using general skills and experience developed in positions with the Company or other employers, or from accepting a position of employment with another company, firm, or other organization which, provided that such position does not require the divulgence or use of the Confidential Information.

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Thomas A. Nardi
May 22, 2002
Page 3

                  c. For a one-year period following termination of employment with the Company, Executive will not directly or indirectly solicit, induce or encourage any other person to leave his or her employment with the Company or any of its Affiliates to take employment or accept a committing relationship with any entity that invests in, produces, transports or markets hydrocarbons or minerals.

                  d. Executive acknowledges that his failure to comply with the terms of this Paragraph 3 will cause irreparable damage to PEC and/or its Affiliates. Therefore, he agrees that, in addition to any other remedies at law or in equity available to PEC or the Affiliates for his breach or threatened breach of this Paragraph 3, PEC or any of its Affiliates are entitled to injunctive relief against him to prevent such damage or breach. If any restriction in this Paragraph 3 is found to be too broad to permit enforcement to its full extent, such restriction shall be enforced to the maximum extent permitted by law, and Executive agrees that such restriction may be judicially modified to permit such maximum enforcement.

      4.    Waiver and Releases.

                  a. In consideration of the covenants under this Agreement, including, but not limited to, paragraph 2, the Executive hereby waives, releases and forever discharges the Company from any and all claims he has or may have against the Company thereof arising out of or relating to The PEC SRB, Part A and Part B, provided that any amount paid to the Executive equivalent to the Present Value Amount of the benefits accrued by Executive under the PEC SRB Part A and Part B as calculated pursuant to paragraph 2 exceeds the amount of the Executive's accrued benefits under the PEC SRB, Part A and Part B as of the date of the Executive's termination of employment.

                  b. In consideration of the covenants under this Agreement, including, but not limited to, paragraph 2, and as a condition precedent to receiving any payments under this Agreement, the Executive agrees to execute after the date of his termination of employment, a release substantially in the form of Attachment B attached hereto and by this reference made a part hereof.

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Thomas A. Nardi
May 22, 2002
Page 4

      5.    Entire Understanding

      This Agreement contains the entire understanding between PEC and you with respect to the subject matter hereof and supersedes any prior agreement between PEC, PESCO and you, except that the provisions of this Agreement shall not affect or operate to reduce any benefit or compensation owing to you of any kind elsewhere provided including, without limitation, the C&S Agreement, and not expressly provided for in this Agreement. PEC and you agree that the 2000 Agreement is terminated and of no further force and effect, effective as of the date of your acceptance of this Agreement.

      If you accept this Agreement, please evidence your acceptance by signing below in the indicated space.

                                   Sincerely,

                                   /s/ T.M.Patrick

Accepted this 22nd day of
May, 2002.

By: /s/ Thomas A. Nardi
    -------------------------------
    Thomas A. Nardi
    Senior Vice President, Chief
     Financial Officer and Treasurer

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        Attachment A to Agreement between Peoples Energy Corporation and
                      Thomas A. Nardi, dated May 22, 2002

      Pension Benefit

      If Mr. Thomas A. Nardi ("Executive") has been employed by PEC or an Affiliate for at least five (5) years prior to termination of employment, the Executive will be paid in cash within ten (10) business days after termination of employment, an amount equal to the remainder of (x) the Present Value Amount of the benefits that would have been accrued by the Executive under the PEC Retirement Plan and the PEC SRB, Part A and Part B on the date of termination of employment, determined as if the Executive (i) had received credit for an additional twenty-one (21) years of Benefit Service, and (ii) had commenced participation in the PEC Retirement Plan and the PEC SRB as of the first date of Executive's actual employment with PESCO less (y) the Present Value Amount of the benefits accrued by the Executive under the PEC Retirement Plan and the PEC SRB, Part A and Part B on the date of termination of employment. If the Executive has been employed by PEC or an Affiliate for less than five (5) years at the date of termination of employment, then the Executive will be paid in cash within ten (10) business days after termination of employment, an amount equal to the Present Value Amount of the benefits that would have been accrued by the Executive under the PEC Retirement Plan and PEC SRB, Part A and Part B on the date of termination of employment, determined as if the Executive (i) had commenced participation in the PEC Retirement Plan and the PEC SRB as of the first date of Executive's actual employment with PESCO and (ii) had received credit for the number of years of Benefit Service equal to the sum of (x) the number of years that the Executive has been employed by the Company and (y) the product of 20 multiplied by a fraction, the numerator of which is equal to the number of whole months the Executive has been employed by PEC or Affiliate at the date of termination of employment and the denominator of which is equal to sixty (60). The following shall apply for purposes of determining the Executive's benefits under the preceding provisions.

      1. Such benefits shall be determined as full benefits, without actuarial reduction, as if the Executive qualified for the Rule of Eighty-Five under the PEC Retirement Plan and PEC SRB (regardless of whether the Executive so qualifies).

      2. Executive's benefit under the preceding provisions shall be determined as if Executive's participation in the PEC Retirement Plan and the PEC SRB commenced as of the first date of Executive's actual employment with Peoples Energy Services Corporation.

      3. If Executive is terminated prior to completing three (3) years of employment with PEC or an Affiliate, Executive's 12-month average

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                                                                    Attachment A
                                                                     Page 2 of 2

            compensation for the purpose of calculating a benefit under the proceeding provisions shall be determined by utilizing all months of Executive's actual compensation that may be used to calculate a pension benefit under the PEC Retirement Plan and the PEC SRB.

      All capitalized terms not otherwise specifically defined in this Attachment A, shall have the same meaning as defined in the Confidentiality and Severance Agreement between Peoples Energy Corporation and Thomas A. Nardi, Senior Vice President, Chief Financial Officer and Treasurer, effective as of May 22, 2002.

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        Attachment B To Agreement Between Peoples Energy Corporation and
                      Thomas A. Nardi, Dated May 22, 2002

                                RELEASE AGREEMENT

            This Release Agreement is entered into on this 22nd day of May, 2002, between Thomas A. Nardi, Senior Vice President, Chief Financial Officer and Treasurer ("Executive") and Peoples Energy Corporation on behalf of Peoples Energy Corporation and any Affiliate and successor or successors to Peoples Energy Corporation. Any defined term not explicitly defined herein shall have the same meaning as defined in the Agreement.

      1. In consideration of the benefits to be paid and provided to the Executive under that certain Agreement between Peoples Energy Corporation ("PEC") and the Executive, dated as of May 22, 2002, ("Agreement") Executive waives, releases and forever discharges PEC (including its current and former Affiliates, and their current and former officers, directors, employees and agents) from all claims which he may have against PEC (including its current and former Affiliates, and their current and former officers, directors, employees and agents and PEC's and its Affiliates', benefit plans and fiduciaries thereof) arising out of the Americans With Disabilities Act, the Age Discrimination in Employment Act, Title VII of the Civil Rights Act of 1964, the Illinois Human Rights Act, the Employee Retirement Income Security Act, or any other federal, state or local statute, regulation, ordinance, or doctrine of common law.

      2. The Executive acknowledges that, prior to his execution of this Release Agreement, he was encouraged to review it with counsel or anyone else of his choosing. Executive states that he understands its meaning and that he knowingly, freely and voluntarily executes it.

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                                                                    Attachment B
                                                                     Page 2 of 2

      3. The Executive agrees that any change made to the Agreement and to this Release Agreement, whether or not material, will not extend the twenty-one day period for accepting this Release Agreement.

      PEC encourages the Executive to consult with an attorney regarding this Release Agreement. If after review, the Executive wishes to accept, he should sign the document and return it to the Secretary of Peoples Energy Corporation. This Release Agreement will not become effective until seven days thereafter, and if the Executive changes his mind within that period, he may revoke this Release Agreement by notifying the Secretary of Peoples Energy Corporation. The Executive understands and agrees that no benefits will be paid or provided to the Executive under the Agreement prior to the (i) this Release Agreement being executed by and delivered by the Executive to the Secretary of PEC; and (ii) this Release Agreement becoming irrevocable.

PEOPLES ENERGY CORPORATION:

By:__________________________________                  _________________________
                                                                 Date

By:__________________________________                  _________________________
           Thomas A. Nardi                                       Date